Exhibit (k)(10)

EXECUTION

AMENDMENT

TO

SUB-ADMINISTRATION SERVICES AGREEMENT

This Amendment (“Amendment”) dated December 1, 2020 (“Effective Date”) by and between Virtus Fund Services, LLC (the “Company”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Company entered into a Sub-Administration Services Agreement dated as of December 9, 2011, as amended to date (the “Agreement”) relating to BNY Mellon’s provision of services to Virtus Total Return Fund Inc.

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	The first and second sentences of Section 14(a) of the Agreement are hereby deleted and replaced with the following: This Agreement shall continue through December 1, 2024 (the “Initial Term”). Thereafter, this Agreement shall continue automatically for successive terms of two (2) years each (each a “Renewal Term”), provided however, that this Agreement may be terminated at the end of its Initial Term or at the end of a Renewal Term by BNY Mellon upon ninety (90) days’ prior written notice to the Company, and by the Company upon 60 days’ prior written notice to BNY Mellon.

2.	For clarity, as of the Effective Date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above).

3.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to items described in this Amendment, this Amendment shall control.

EXECUTION

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

EXECUTION

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

VIRTUS FUND SERVICES, LLC

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Donald Brophy
Name:	Donald Brophy
Title:	Vice President